Free Writing Prospectus	Filed pursuant to Rule 433
Dated August 13, 2015	Registration Nos. 333-196988
and 333-196988-04

$750MM CNH EQUIPMENT TRUST 2015-C

Joint Books: Barclays (STR), CS, RBC	Co-Mgrs: BAML, CA, Soc Gen

CLS	AMT($MM)	WAL	S/F	WIN	L.FIN	SPREAD	YIELD	COUP	PRICE
A-1	160.000	0.39	A-1+/F1+	1-9	09/16		0.40%	0.40%	100.00%
A-2A	129.000	1.15	AAA/AAA	9-22	12/18	EDSF+47	1.112%	1.10%	99.98923%
A-2B	129.000	1.15	AAA/AAA	9-22	12/18	1ML +47		L+47	100.00%
A-3	238.000	2.58	AAA/AAA	22-45	11/20	IntS+55	1.670%	1.66%	99.98936%
A-4	77.120	3.88	AAA/AAA	45-47	08/22	IntS+60	2.062%	2.05%	99.98812%
B	16.880	3.91	A+/A+	47-47	02/23	IntS+95	2.420%	2.40%	99.97065%

TICKER:	CNH 2015-C
REGISTRATION:	PUBLIC/SEC-REG
EXPECTED PXG:	PRICED
EXPECTED RATINGS:	S&P/FITCH
EXPECTED SETTLE:	08/19/15
PXG SPEED:	20% CPR TO 10% CALL
FIRST PAY:	09/15/15
ERISA ELIGIBLE:	YES
BILL & DELIVER:	BARCLAYS
MIN DENOMS:	$1K x $1
* Roadshow Dets:	www.dealroadshow.com
Entry Code:	CNHEQUIP15C
* Intexnet Dealname:	bcgcnh2015-c
Entry Code:	6Y39

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.